Exhibit (a)(1)(F)

[Starwood Hotels & Resorts Worldwide, Inc. Letterhead]

November 4, 2003

Re: Starwood’s $625 per Unit Offer for Westin Hotels Limited Partnership

Dear Investor:

      Enclosed with this letter are the Offer to Purchase and Solicitation Statement of Starwood Hotels & Resorts Worldwide, Inc. and its wholly owned subsidiary, WHLP Acquisition LLC (collectively, “we” or “Starwood”), and the related Agreement of Assignment and Transfer. These materials are being delivered to you in connection with Starwood’s offer (the “Offer”) to purchase all of the units of limited partnership interest (the “Units”) of Westin Hotels Limited Partnership (the “Partnership”). We are offering to pay $625 per Unit in the Offer, less the amount of any cash distributions made or declared with respect to the Units on or after October 1, 2003. If we purchase any of your Units in the Offer, we will also pay on your behalf the $50 transfer fee charged by the Partnership per transferring Unitholder.

      As described in the Offer to Purchase and Solicitation Statement, we are also soliciting your consent to proposals that would facilitate Starwood’s acquiring 100% of the Units (the “Consent Solicitation”). These include proposals to amend the Partnership Agreement to, among other things, render certain transfer restrictions inapplicable to the Offer, to certain types of similar tender offers and to mergers that follow those tender offers. We are also seeking the consent of the limited partners to effect a merger, following our tender offer, of WHLP with or into an affiliate of Starwood, for the same per Unit consideration as we are offering in the Offer. Because completion of the Offer is conditioned upon the approval of each proposal, your failure to consent will reduce the likelihood that we will close the Offer and purchase your Units.

TO ACCEPT OUR OFFER

      To accept our Offer, please complete the enclosed BLUE Agreement of Assignment and Transfer (the “Agreement”) (please note the number of Units you wish to sell in the signature area of the Agreement), and have it Medallion Signature Guaranteed (this can be done by your broker or a bank where you have an account). Return the completed Agreement to our depositary, American Stock Transfer & Trust Company (the “Depositary”), in the enclosed pre-paid envelope:

American Stock Transfer & Trust Company

59 Maiden Lane
New York, NY 10038
Telephone:
Facsimile: 718-234-5001

      More detailed instructions for returning the Agreement are set forth in the enclosed Agreement and in the Offer to Purchase and Solicitation Statement.

TO CONSENT TO OUR PROPOSALS

      To consent to any of the proposals, you should complete, sign, date and return the GREEN consent form (the “Consent Form”) to the Depositary in the enclosed envelope with pre-paid postage or deliver it to the Depositary by facsimile. Your vote on these matters is very important. Your failure to return the enclosed Consent Form will have the same effect as not consenting to the proposals; it will constitute a vote against the proposals.

      More detailed information regarding our Consent Solicitation and instructions for returning the Consent Form are set forth in the Offer to Purchase and Solicitation Statement under the heading “THE CONSENT SOLICITATION — Voting and Revocation of Consents.”

      THE OFFER, THE WITHDRAWAL RIGHTS RELATED TO THE OFFER AND THE SOLICITATION PERIOD FOR CONSENTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON DECEMBER 4, 2003, UNLESS WE EXTEND THE OFFER (AS SO EXTENDED, THE “EXPIRATION DATE”). We encourage you to act promptly. If the Offer and Consent Solicitation are extended or a distribution occurs within the Offer period, we will issue a press release.

      Please note that this letter is subject in its entirety to the terms and conditions of the Offer, as set forth in the Offer to Purchase and Solicitation Statement. You should carefully read the Offer to Purchase and Solicitation Statement and give special attention to the factors described in that document under the heading “SPECIAL FACTORS — Risk Factors.”

      If you need help, would like additional copies of the Offer to Purchase and Solicitation Statement, Agreement of Assignment and Transfer, Consent Form or other documents disseminated with respect to the Offer to Purchase and Solicitation Statement, or if you have any questions about the Offer, including if you miss the Expiration Date and still wish to sell your Units, PLEASE CALL OUR INFORMATION AGENT, D.F. KING & CO., INC., TOLL-FREE AT 1-888-605-1957.

Very truly yours,

Barry S. Sternlicht
Chairman and Chief Executive Officer of
Starwood Hotels & Resorts Worldwide, Inc.